Exhibit 99.1

BOSTON CAPITAL REIT AUTHORIZES DIVIDEND

Boston, October 31, 2006 — Boston Capital Real Estate Investment Trust, Inc. (the “Company”), announced today that the Company’s board of directors authorized distributions to its investors for November 2006, December 2006 and January 2007.  Each distribution is equivalent to an annual rate of six percent (6%) assuming the share was purchased for $10.

The Company’s board of directors authorized a distribution for November 2006 in the amount of $0.00164384 per share, per day and pro-rated for the period of ownership.  The distribution is authorized as of daily record dates throughout the month of November and will be aggregated and paid in cash on December 21, 2006.

The Company’s board of directors authorized a distribution for December 2006 in the amount of $0.00164384 per share, per day and pro-rated for the period of ownership.  The distribution is authorized as of daily record dates throughout the month of December and will be aggregated and paid in cash on January 22, 2007.

Finally, the Company’s board of directors authorized a distribution for January 2007 in the amount of $0.00164384 per share, per day and pro-rated for the period of ownership.  The distribution is authorized as of daily record dates throughout the month of January and will be aggregated and paid in cash on February 21, 2007.

Investors may choose to receive a cash distribution or purchase shares through the Company’s amended and restated distribution reinvestment plan (the “Reinvestment Plan”). A copy of the Reinvestment Plan may be obtained from the Company by calling (800) 866-2282. Each distribution is expected to constitute a return of capital for tax purposes.

The Company currently owns eleven properties across the United States and will continue to focus on its investment objectives of providing regular cash dividends to investors and secondarily, to achieve long term capital appreciation.

This release contains forward-looking statements relating to the business and financial outlook of the Company that are based on our current expectations, estimates, forecasts and projections, and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of the prospectus for the public offering of equity of the Company. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

About Boston Capital:

Boston Capital, headquartered in Boston, MA, is a private equity firm specializing in real estate and tax advantaged investments. As of January 2006, Boston Capital’s holdings included over 2,650 multifamily apartment properties in 48 states and the District of Columbia, constituting over 147,000 apartments with a development cost in excess of $11.3 billion. Boston Capital is the fourth largest owner/investor of apartment properties in the country and the 11th largest owner of real estate property in general.

For more information contact:

David Gasson
Vice President
Director of Corporate Communications
Boston Capital
One Boston Place
Boston, MA 02108-4406

(617) 624-8896
dgasson@bostoncapital.com